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                                                                    Exhibit 99.1

July 7, 2003



Mr. Johann Rupert
Chief Executive
Richemont Finance S.A.
Rigistrasse 2
6300 Zug
Switzerland

Mr. Stuart Feldman
President
Chelsey Capital
712 Fifth Avenue, 45th Floor
New York, New York 10019

         Re: Hanover Direct, Inc.

Gentlemen:

        As indicated in our Current Report on Form 8-K filed with the United States Securities and Exchange Commission on May 27, 2003, the Company believes that Richemont Finance S.A.'s reported sale of its interest in Hanover Direct, Inc. to Chelsey Capital occurred while Richemont was in possession of material, non-public information and, therefore, an insider. We have been advised that a transfer under these circumstances was improper under both federal and state law. The Company has made the American Stock Exchange aware of the Company's belief that Richemont reportedly sold its position to Chelsey Capital while in the possession of material, non-public information concerning the Company. Additionally, a senior official of the Securities and Exchange Commission has been briefed on the Company's position. We are writing to both of you to offer a proposal that could benefit all parties and preclude a potentially protracted and costly dispute between us and any burdens of the
indemnification provisions in the       Purchase and Sale Agreement between
Richemont and Chelsey Capital.

        As indicated in the Company's Current Report on Form 8 K filed with the SEC on May 22, 2003, Hanover made a proposal to Richemont on May 13, 2003 to purchase all the Common Shares and Series B Preferred Shares held by it for a purchase price of US $45 million. This proposal was subject to a number of material contingencies, including the consummation of the sale of certain assets of Hanover to a third party or parties within 120 days and the consent of Hanover's Board of Directors, shareholders and its secured lender to such transactions.

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        Since this offer, we have continued to investigate value creation opportunities, and now are in a position to make a definitive proposal to Chelsey and Richemont to purchase all the Series B Preferred Shares and 29,446,888 common shares for a purchase price of US $45 million. This proposal is subject to a number of material contingencies, including the consummation of the sale of certain of the Company's assets to a third party within 60 days and the consent of Hanover's Board of Directors and its secured lender, as well as Hanover's shareholders, if necessary, to such transactions.

        Our proposed transaction may require an additional cash outlay from the Company due to transaction costs, tax liabilities and necessary payments to creditors. Despite this, we believe this transaction will produce a fair and reasonable outcome for the Company's creditors, Richemont, Chelsey, and Hanover's common shareholders. For Richemont, this outcome would be wholly consistent with the spirit and intent of Jan du Plessis' comments at our annual shareholders' meeting on May 4, 2000 and with the desire you expressed directly to me in my visit to your company in Zug in June 2001 to effect an honorable exit from your investment in our Company. For Hanover's common shareholders, it retires the Series B Preferred Stock and 29,446,888 common shares.

        Please let me assure you that Hanover Direct, Inc. and its Board of Directors are firmly committed to effecting the outcome outlined in this proposal and look forward to working with Chelsey and Richemont in its consummation.

        I look forward to our continued dialogue and progress in this endeavor. We would deeply appreciate a response to this correspondence by the close of business on July 11, 2003.

Sincerely,

/s/ Tom

Thomas C. Shull

cc:  Board of Directors
     Eloy Michotte
     Jan du Plessis
     Morris Kramer
     William B. Wachtel
     Sarah Hewitt